Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Post-Effective Amendment No. 1 to Registration Statement (Form S-8 Registration Nos. 333-239907 and 333-254938) pertaining to nCino, Inc. 2019 Amended and Restated Equity Incentive Plan, nCino, Inc. 2014 Omnibus Stock Ownership and Long Term Incentive Plan, and nCino, Inc. Employee Stock Purchase Plan of nCino, Inc. of our report dated March 31, 2021, with respect to the consolidated financial statements of nCino, Inc. included in its Annual Report (Form 10-K) for the year ended January 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Raleigh, North Carolina

January 7, 2022